Exhibit 99.0

For Immediate Release	Contact:	Gabrielle Shanin
November 3, 2010		(973) 802-7779

PRUDENTIAL FINANCIAL, INC.

ANNOUNCES THIRD QUARTER 2010 RESULTS

•	Net income of Financial Services Businesses attributable to Prudential Financial, Inc. of $1.2 billion, or $2.46 per Common share.

•	After-tax adjusted operating income of $1.0 billion, or $2.12 per Common share; Significant items included in current quarter adjusted operating income:

•

Pre-tax benefit of $412 million in Individual Annuities to reduce amortization of deferred policy acquisition and other costs and release reserves for guaranteed death and income benefits, including impact of annual review of actuarial assumptions.

•	Pre-tax charge of $15 million in Retirement from annual review of actuarial assumptions.

•	Pre-tax benefit of $52 million in Individual Life from annual review of actuarial assumptions.

•	Pre-tax benefit of $28 million in Group Insurance from refinements in group life and disability reserves, including impact of annual review of actuarial assumptions.

•	Operational highlights for the third quarter:

•	Individual Annuity gross sales of $5.4 billion, compared to $5.9 billion a year ago; net sales $3.7 billion, compared to $4.4 billion a year ago.

•	Full Service Retirement gross deposits and sales of $5.3 billion and net additions of $2.1 billion, compared to gross deposits and sales of $4.8 billion and net additions of $1.5 billion a year ago.

•	Individual Life annualized new business premiums of $64 million, compared to $86 million a year ago.

•	Group Insurance annualized new business premiums of $110 million, unchanged from a year ago.

•	International Insurance constant dollar basis annualized new business premiums of $449 million, up 26% from $357 million a year ago.

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•	Assets under management reach record high $750 billion at September 30, 2010, compared to $667 billion at December 31, 2009.

•

Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses of $3.2 billion at September 30, 2010, compared to $4.4 billion at December 31, 2009; net unrealized gains of $9.6 billion at September 30, 2010 compared to $998 million at December 31, 2009.

•	GAAP book value for Financial Services Businesses, $32.0 billion or $67.81 per Common share at September 30, 2010, compared to $24.2 billion or $51.52 per Common share at December 31, 2009.

NEWARK, N.J. – Prudential Financial, Inc. (NYSE:PRU) today reported net income of its Financial Services Businesses attributable to Prudential Financial, Inc. of $1.167 billion ($2.46 per Common share) for the third quarter of 2010, compared to $1.090 billion ($2.35 per Common share) for the year-ago quarter. After-tax adjusted operating income for the Financial Services Businesses was $1.002 billion ($2.12 per Common share) for the third quarter of 2010, compared to $825 million ($1.78 per Common share) for the third quarter of 2009. Information regarding adjusted operating income, a non-GAAP measure, including an amendment to the definition of adjusted operating income, is provided below.

For the first nine months of 2010, net income for the Financial Services Businesses attributable to Prudential Financial, Inc. amounted to $2.501 billion ($5.31 per Common share) compared to $1.623 billion ($3.72 per Common share) for the first nine months of 2009. After-tax adjusted operating income for the first nine months of 2010 for the Financial Services Businesses amounted to $2.107 billion ($4.49 per Common share), compared to $1.891 billion ($4.32 per Common share) for the first nine months of 2009.

“We are pleased with our strong third quarter results, which were driven by our U.S. Retirement Solutions and Investment Management and International Insurance businesses, where we see substantial growth opportunities. Solid value propositions for clients focused on financial security, coupled with expanding distribution, are fueling sustained organic growth. With our acquisition of AIG Star Life and AIG Edison Life expected to close in the first quarter of 2011, we look forward to augmenting our footprint as a leading foreign life insurer in Japan serving protection and retirement needs and building on our success in the Japanese insurance market,” said Chairman and Chief Executive Officer John Strangfeld.

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Adjusted operating income is not calculated under generally accepted accounting principles (GAAP). Information regarding adjusted operating income, a non-GAAP measure, is discussed later in this press release under “Forward-Looking Statements and Non-GAAP Measures,” and a reconciliation of adjusted operating income to the most comparable GAAP measure is provided in the tables that accompany this release.

Financial Services Businesses

Prudential Financial’s Common Stock (NYSE:PRU) reflects the performance of its Financial Services Businesses, which consist of its U.S. Retirement Solutions and Investment Management, U.S. Individual Life and Group Insurance, and International Insurance and Investments divisions and its Corporate and Other operations.

Effective for third quarter 2010 reporting, the company has amended its definition of adjusted operating income as it relates to living benefit guarantees accounted for as embedded derivatives, and related hedging activities, associated primarily with variable annuity products. Prior to this amendment, adjusted operating income included the mark-to-market adjustments on the embedded derivatives, including a market-related measure of the company’s non-performance risk, and from associated derivative portfolios that are part of a hedging program related to the risks of those products, and the related amortization of deferred policy acquisition and other costs, as well as mark-to-market of derivatives under a capital hedge program intended to protect the company’s statutory capital under stress scenarios involving severe equity market declines. Under the amended definition, adjusted operating income excludes the mark-to-market adjustments on the embedded derivatives inclusive of the market-related measure of the company’s non-performance risk, related hedging activities, and the mark-to-market of derivatives under the capital hedge program. The items excluded from adjusted operating income amounted to an aggregate pre-tax gain of $89 million for the third quarter of 2010. The company views adjusted operating income under the amended definition as a more meaningful presentation of its results for purposes of analyzing the operating performance of its business segments, as the amended definition presents

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results on a basis more consistent with the economics of the businesses. Accounting for these products and hedging activities under GAAP has not changed. Adjusted operating income results for earlier periods have been revised to conform to the amended definition.

In the following business-level discussion, adjusted operating income refers to pre-tax results.

The U.S. Retirement Solutions and Investment Management division reported adjusted operating income of $855 million for the third quarter of 2010, compared to $461 million in the year-ago quarter.

The Individual Annuities segment reported adjusted operating income of $588 million in the current quarter, compared to $315 million in the year-ago quarter. Current quarter results benefited $245 million from a net reduction in amortization of deferred policy acquisition and other costs, and $167 million from net reductions in reserves for guaranteed minimum death and income benefits, reflecting an updated estimate of profitability for this business including updates of actuarial assumptions based on an annual review. Results for the year-ago quarter included a net benefit of $211 million from adjustment of these items to reflect an update of estimated profitability including changes in actuarial assumptions based on an annual review. The benefits to current quarter results were largely driven by increases in market value of customer accounts during the quarter and changes in persistency estimates based on recent experience. Excluding the effect of the foregoing items, adjusted operating income for the Individual Annuities segment increased $72 million from the year-ago quarter, primarily reflecting higher asset-based fees due to growth in variable annuity account values.

The Retirement segment reported adjusted operating income of $119 million for the current quarter, compared to $117 million in the year-ago quarter. Current quarter results include a $15 million charge from a net increase in amortization of deferred policy acquisition and other costs based on an annual review of actuarial assumptions, while results for the year-ago quarter included an $8 million charge based on a similar annual review. Excluding these items, adjusted operating income of the Retirement segment increased $9 million from the year-ago quarter, primarily from higher fees associated with growth in full service retirement account values.

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The Asset Management segment reported adjusted operating income of $148 million for the current quarter, compared to $29 million in the year-ago quarter. The increase primarily reflected more favorable results from commercial mortgage and proprietary investing activities as well as higher asset management fees. Results for the segment’s commercial mortgage activities in the year-ago quarter include net credit and valuation charges of approximately $40 million, while these items had no net impact on current quarter results. Investment results associated with proprietary investing activities contributed income of approximately $10 million in the current quarter compared to losses of approximately $20 million in the year-ago quarter. The remainder of the improvement in results came primarily from increased asset management fees reflecting growth in assets under management, and from higher performance-based fees primarily related to institutional real estate funds.

The U.S. Individual Life and Group Insurance division reported adjusted operating income of $251 million for the third quarter of 2010, compared to $307 million in the year-ago quarter.

The Individual Life segment reported adjusted operating income of $190 million for the current quarter, compared to $243 million in the year-ago quarter. Current quarter results benefited from a $52 million net reduction in amortization of deferred policy acquisition and other costs reflecting updates of actuarial assumptions based on an annual review, while results for the year-ago quarter included a net benefit from similar items totaling $55 million as well as $30 million of income from compensation received based on multi-year profitability of third party products we distribute. Excluding these items, adjusted operating income decreased $20 million from a year ago, reflecting less favorable current quarter mortality experience.

The Group Insurance segment reported adjusted operating income of $61 million in the current quarter, compared to $64 million in the year-ago quarter. Current quarter results benefited $28 million from refinements of group life and disability reserves, primarily reflecting updates of actuarial assumptions based on an annual review. Excluding this item, adjusted operating income decreased $31 million from a year ago, primarily due to less favorable group life underwriting results reflecting claims experience as well as the lapse of certain business that had favorable claims experience in the year-ago quarter.

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The International Insurance and Investments division reported adjusted operating income of $531 million for the third quarter of 2010, compared to $507 million in the year-ago quarter.

The International Insurance segment reported adjusted operating income of $530 million for the current quarter, compared to $500 million in the year-ago quarter. Adjusted operating income of the segment’s Life Planner insurance operations was $323 million for the current quarter, compared to $310 million in the year-ago quarter. The $13 million increase in adjusted operating income reflected continued business growth, which was partially offset by a less favorable level of policy benefits and expenses in the current quarter. The segment’s Gibraltar Life operations reported adjusted operating income of $207 million for the current quarter, compared to $190 million in the year-ago quarter. Gibraltar Life’s results for the year-ago quarter included a benefit of approximately $15 million largely related to initial surrenders of policies following the restructuring of the former Yamato Life business acquired on May 1, 2009. Excluding this item, adjusted operating income from Gibraltar Life increased $32 million. This increase came primarily from a greater contribution from investment results reflecting growth in fixed annuity balances and more favorable returns from several general account asset classes. Results also benefited from more favorable foreign currency exchange rates. Foreign currency exchange rates, including the impact of the Company’s currency hedging programs, had a favorable impact of $11 million on results for the segment’s international insurance businesses in comparison to the year-ago quarter, including $8 million within Gibraltar Life.

The International Investments segment reported adjusted operating income of $1 million for the current quarter, compared to $7 million in the year-ago quarter, reflecting less favorable results from the segment’s global commodities operations.

Corporate and Other operations resulted in a loss, on an adjusted operating income basis, of $260 million in the third quarter of 2010, compared to a loss of $203 million in the year-ago quarter. The current quarter loss was primarily driven by interest expense, net of investment income. Net interest costs increased in comparison to the year-ago quarter, primarily reflecting a greater level of capital debt. Corporate and Other results also reflected higher expenses in the current quarter than the year ago quarter. The Company’s real estate and relocation business

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reported improved results, with pre-tax income of $19 million in the current quarter compared to $6 million in the year-ago quarter, reflecting an increased contribution from relocation services activities.

Assets under management amounted to $750 billion at September 30, 2010, compared to $641 billion a year earlier and $667 billion at December 31, 2009.

Net income of the Financial Services Businesses attributable to Prudential Financial, Inc. amounted to $1.167 billion for the third quarter of 2010, compared to $1.090 billion in the year-ago quarter.

Current quarter net income includes $278 million of pre-tax net realized investment gains and related charges and adjustments. The foregoing net realized investment gains in the current quarter include $89 million from products that contain embedded derivatives and associated derivative portfolios that are part of a hedging program related to the risks of these products, as well as mark-to-market of derivatives under a capital hedge program, consistent with the amended definition of adjusted operating income adopted for third quarter 2010 reporting as discussed above. The foregoing net gain from embedded derivatives and hedging activities, and net realized investment gains from general portfolio activities and foreign currency exchange rates, were partially offset by $91 million of losses from impairments and sales of credit-impaired investments.

At September 30, 2010, gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $3.181 billion, including $2.209 billion on high and highest quality securities based on NAIC or equivalent ratings. Gross unrealized losses include $1.113 billion related to asset-backed securities collateralized by sub-prime mortgages. Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses at September 30, 2010 include $1.835 billion of declines in value of 20% or more of amortized cost. Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $4.389 billion at December 31, 2009. Net unrealized gains on general account fixed maturity investments of the Financial Services Businesses amounted to $9.615 billion at September 30, 2010, compared to $998 million at December 31, 2009.

Net income for the current quarter also reflects pre-tax increases of $388 million in recorded asset values and $367 million in recorded liabilities representing changes in value which are

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expected to ultimately accrue to contractholders. These changes primarily represent interest rate related mark-to-market adjustments. Net income for the current quarter also includes $32 million of pre-tax losses from divested businesses.

Net income of the Financial Services Businesses for the year-ago quarter included $377 million of pre-tax net realized investment losses and related charges and adjustments, increases of $694 million in recorded assets and $458 million in recorded liabilities for which changes in value are expected to ultimately accrue to contractholders, and income of $25 million from divested businesses, in each case before income taxes.

Closed Block Business

Prudential’s Class B Stock, which is not traded on any exchange, reflects the performance of its Closed Block Business.

The Closed Block Business includes our in-force participating life insurance and annuity policies, and assets that are being used for the payment of benefits and policyholder dividends on these policies, as well as other assets and equity that support these policies. We have ceased offering these participating policies.

The Closed Block Business reported income from continuing operations before income taxes of $114 million for the third quarter of 2010, compared to a loss from continuing operations before income taxes of $16 million for the year-ago quarter. Current quarter results include pre-tax net realized investment gains of $65 million, compared to pre-tax net realized investment losses of $27 million in the year-ago quarter.

The Closed Block Business reported net income attributable to Prudential Financial, Inc. of $77 million for the third quarter of 2010, compared to a net loss of $8 million for the year-ago quarter.

For the first nine months of 2010, the Closed Block Business reported income from continuing operations before income taxes of $777 million, compared to a loss from continuing operations before income taxes of $572 million for the first nine months of 2009. The Closed Block Business reported net income attributable to Prudential Financial, Inc. of $517 million for the first nine months of 2010, compared to a net loss of $364 million for the first nine months of 2009.

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Consolidated Results

There is no legal separation of the Financial Services Businesses and the Closed Block Business, and holders of the Common Stock and the Class B Stock are both common stockholders of Prudential Financial, Inc.

On a consolidated basis, which includes the results of both the Financial Services Businesses and the Closed Block Business, Prudential Financial, Inc. reported net income attributable to Prudential Financial, Inc. of $1.244 billion for the third quarter of 2010 compared to $1.082 billion for the year-ago quarter, and reported net income attributable to Prudential Financial, Inc. of $3.018 billion for the first nine months of 2010 and $1.259 billion for the first nine months of 2009.

Forward-Looking Statements and Non-GAAP Measures

Certain of the statements included in this release constitute forward-looking statements within the meaning of the U. S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” “should,” “will,” “shall,” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc. and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (1) general economic, market and political conditions, including the performance and fluctuations of fixed income, equity, real estate and other financial markets; (2) the availability and cost of additional debt or equity capital or external financing for our operations; (3) interest rate fluctuations or prolonged periods of low interest rates; (4) the degree to which we choose not to hedge risks, or the potential ineffectiveness or insufficiency of hedging or risk

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management strategies we do implement, with regard to variable annuity or other product guarantees; (5) any inability to access our credit facilities; (6) reestimates of our reserves for future policy benefits and claims; (7) differences between actual experience regarding mortality, morbidity, persistency, surrender experience, interest rates or market returns and the assumptions we use in pricing our products, establishing liabilities and reserves or for other purposes; (8) changes in our assumptions related to deferred policy acquisition costs, valuation of business acquired or goodwill; (9) changes in assumptions for retirement expense; (10) changes in our financial strength or credit ratings; (11) statutory reserve requirements associated with term and universal life insurance policies under Regulation XXX and Guideline AXXX; (12) investment losses, defaults and counterparty non-performance; (13) competition in our product lines and for personnel; (14) difficulties in marketing and distributing products through current or future distribution channels; (15) changes in tax law; (16) economic, political, currency and other risks relating to our international operations; (17) fluctuations in foreign currency exchange rates and foreign securities markets; (18) regulatory or legislative changes, including the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act; (19) inability to protect our intellectual property rights or claims of infringement of the intellectual property rights of others; (20) adverse determinations in litigation or regulatory matters and our exposure to contingent liabilities, including in connection with our divestiture or winding down of businesses; (21) domestic or international military actions, natural or man-made disasters including terrorist activities or pandemic disease, or other events resulting in catastrophic loss of life; (22) ineffectiveness of risk management policies and procedures in identifying, monitoring and managing risks; (23) effects of acquisitions, divestitures and restructurings, including possible difficulties in integrating and realizing the projected results of acquisitions, including risks associated with the proposed acquisition of certain insurance operations of American International Group, Inc. in Japan; (24) interruption in telecommunication, information technology or other operational systems or failure to maintain the security, confidentiality or privacy of sensitive data on such systems; (25) changes in statutory or U.S. GAAP accounting principles, practices or policies; (26) Prudential Financial, Inc.’s primary reliance, as a holding company, on dividends or distributions from its subsidiaries to meet debt payment obligations and the ability of the subsidiaries to pay such dividends or distributions in light of our ratings objectives and/or

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applicable regulatory restrictions; and (27) risks due to the lack of legal separation between our Financial Services Businesses and our Closed Block Business. Prudential Financial, Inc. does not intend, and is under no obligation, to update any particular forward-looking statement included in this document.

Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses. Adjusted operating income excludes “Realized investment gains (losses), net,” as adjusted, and related charges and adjustments. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax and capital profile.

Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of a hedging program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities related to foreign currency exchange movements that have been economically hedged, as well as gains and losses on certain investments that are classified as other trading account assets and debt that is carried at fair value.

Adjusted operating income also excludes investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values are expected to ultimately accrue to contractholders. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of these transactions. In addition, adjusted operating income excludes the results of divested businesses, which are not relevant to our ongoing operations. Discontinued operations, which is presented as a separate component of net income under GAAP, is also excluded from adjusted operating income.

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We believe that the presentation of adjusted operating income as we measure it for management purposes enhances understanding of the results of operations of the Financial Services Businesses by highlighting the results from ongoing operations and the underlying profitability of our businesses. However, adjusted operating income is not a substitute for income determined in accordance with GAAP, and the adjustments made to derive adjusted operating income are important to an understanding of our overall results of operations. The schedules accompanying this release provide a reconciliation of adjusted operating income for the Financial Services Businesses to income from continuing operations in accordance with GAAP.

The information referred to above, as well as the risks of our businesses described in our Annual Report on Form 10-K for the year ended December 31, 2009, should be considered by readers when reviewing forward-looking statements contained in this release. Additional historical information relating to our financial performance is located on our Web site at www.investor.prudential.com.

Earnings Conference Call

Members of Prudential’s senior management will host a conference call on Thursday, November 4, 2010 at 11 a.m. ET, to discuss with the investment community the Company’s third quarter results. In light of the company’s recent announcement that it has signed a definitive agreement to acquire AIG Star Life Insurance Co., Ltd. and AIG Edison Life Insurance Company from American International Group, Inc., senior management will also comment on the company’s financial outlook for 2011 and beyond. The conference call will be broadcast live over the Company’s Investor Relations Web site at: www.investor.prudential.com. Please log on fifteen minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through November 19. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (877) 777-1971 (domestic callers) or (612) 332-0226 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the same numbers. To listen to a replay of the conference call starting at 2:00 p.m. on November 4, through November 11, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 144585.

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Prudential Financial, Inc. (NYSE: PRU), a financial services leader with approximately $750 billion of assets under management as of September 30, 2010, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds, investment management, and real estate services. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit www.news.prudential.com.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2010	2009	2010	2009
Financial Services Businesses Income Statement Data:
Adjusted Operating Income (1):
Revenues:
Premiums	$3,969	$3,361	$11,308	$9,942
Policy charges and fee income	803	693	2,551	2,193
Net investment income	2,202	2,051	6,388	6,158
Asset management fees, commissions and other income	902	693	2,603	1,899

Total revenues	7,876	6,798	22,850	20,192

Benefits and expenses:
Insurance and annuity benefits	3,756	3,115	11,187	9,507
Interest credited to policyholders’ account balances	820	850	2,541	2,523
Interest expense	267	229	776	714
Other expenses	1,656	1,532	5,485	4,942

Total benefits and expenses	6,499	5,726	19,989	17,686

Adjusted operating income before income taxes	1,377	1,072	2,861	2,506
Income taxes, applicable to adjusted operating income	375	247	754	615

Financial Services Businesses after-tax adjusted operating income (1)	1,002	825	2,107	1,891

Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	278	(377)	840	(1,662)
Investment gains on trading account assets supporting insurance liabilities, net	388	694	719	1,525
Change in experience-rated contractholder liabilities due to asset value changes	(367)	(458)	(831)	(850)
Divested businesses	(32)	25	(46)	(31)
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	(18)	(92)	(36)	(75)

Total reconciling items, before income taxes	249	(208)	646	(1,093)
Income taxes, not applicable to adjusted operating income	107	(392)	291	(725)

Total reconciling items, after income taxes	142	184	355	(368)

Income from continuing operations (after-tax) of Financial Services Businesses before equity in earnings of operating joint ventures	1,144	1,009	2,462	1,523
Equity in earnings of operating joint ventures, net of taxes and earnings attributable to noncontrolling interests	16	81	34	74

Income from continuing operations attributable to Prudential Financial, Inc.	1,160	1,090	2,496	1,597
Earnings attributable to noncontrolling interests	(2)	(50)	(1)	(44)

Income from continuing operations (after-tax) of Financial Services Businesses	1,158	1,040	2,495	1,553
Income from discontinued operations, net of taxes	7	—	5	26

Net income of Financial Services Businesses	1,165	1,040	2,500	1,579
Less: Loss attributable to noncontrolling interests	(2)	(50)	(1)	(44)

Net income of Financial Services Businesses attributable to Prudential Financial, Inc.	$1,167	$1,090	$2,501	$1,623

See footnotes on last page.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2010	2009	2010	2009
Earnings per share of Common Stock (diluted) (2):

Financial Services Businesses after-tax adjusted operating income	$2.12	$1.78	$4.49	$4.32
Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	0.59	(0.81)	1.78	(3.77)
Investment gains on trading account assets supporting insurance liabilities, net	0.82	1.49	1.52	3.46
Change in experience-rated contractholder liabilities due to asset value changes	(0.78)	(0.99)	(1.76)	(1.93)
Divested businesses	(0.07)	0.05	(0.10)	(0.07)
Difference in earnings allocated to participating unvested share-based payment awards	—	—	(0.01)	0.01

Total reconciling items, before income taxes	0.56	(0.26)	1.43	(2.30)
Income taxes, not applicable to adjusted operating income	0.23	(0.83)	0.62	(1.64)

Total reconciling items, after income taxes	0.33	0.57	0.81	(0.66)

Income from continuing operations (after-tax) of Financial Services Businesses attributable to Prudential Financial, Inc.	2.45	2.35	5.30	3.66
Income from discontinued operations, net of taxes	0.01	—	0.01	0.06

Net income of Financial Services Businesses attributable to Prudential Financial, Inc.	$2.46	$2.35	$5.31	$3.72

Weighted average number of outstanding Common shares (basic)	464.8	461.2	464.0	438.8

Weighted average number of outstanding Common shares (diluted)	473.2	464.6	472.7	440.6

Direct equity adjustment for earnings per share calculation (2)	$9	$12	$29	$34
Earnings related to interest, net of tax, on exchangeable surplus notes	$4	$1	$13	$—
Earnings allocated to participating unvested share-based payment awards for earnings per share calculation
Financial Services Businesses after-tax adjusted operating income	$13	$9	$27	$21
Income from continuing operations (after-tax) of Financial Services Businesses	$15	$12	$32	$18
Financial Services Businesses Attributed Equity (as of end of period):
Total attributed equity	$32,007	$23,239
Per share of Common Stock - diluted	67.81	49.71
Attributed equity excluding accumulated other comprehensive income related to unrealized gains and losses on investments and pension/postretirement benefits	$28,507	$23,919
Per share of Common Stock - diluted	60.40	51.16
Number of diluted shares at end of period	472.0	467.5

Adjusted operating income before income taxes, by Segment (1):
Individual Annuities	$588	$315	$701	$560
Retirement	119	117	425	362
Asset Management	148	29	355	61

Total U.S. Retirement Solutions and Investment Management Division	855	461	1,481	983

Individual Life	190	243	369	421
Group Insurance	61	64	146	262

Total U.S. Individual Life and Group Insurance Division	251	307	515	683

International Insurance	530	500	1,473	1,390
International Investments	1	7	32	25

Total International Insurance and Investments Division	531	507	1,505	1,415

Corporate and Other operations	(260)	(203)	(640)	(575)

Financial Services Businesses adjusted operating income before income taxes	1,377	1,072	2,861	2,506

Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	278	(377)	840	(1,662)
Investment gains on trading account assets supporting insurance liabilities, net	388	694	719	1,525
Change in experience-rated contractholder liabilities due to asset value changes	(367)	(458)	(831)	(850)
Divested businesses	(32)	25	(46)	(31)
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	(18)	(92)	(36)	(75)

Total reconciling items, before income taxes	249	(208)	646	(1,093)

Income from continuing operations before income taxes and equity in earnings of operating joint ventures - Financial Services Businesses	$1,626	$864	$3,507	$1,413

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2010	2009	2010	2009
U.S. Retirement Solutions and Investment Management Division:

Fixed and Variable Annuity Sales and Account Values:
Gross sales	$5,397	$5,875	$15,634	$11,457

Net sales	$3,693	$4,382	$10,420	$7,054

Total account value at end of period	$97,203	$78,824

Retirement Segment:
Full Service:
Deposits and sales	$5,255	$4,789	$14,897	$19,168

Net additions	$2,088	$1,502	$3,479	$7,847

Total account value at end of period	$135,248	$121,756

Institutional Investment Products:
Gross additions	$3,076	$1,329	$8,644	$4,299

Net additions (withdrawals)	$1,436	$(1,194)	$2,863	$(1,533)

Total account value at end of period	$59,062	$50,137

Asset Management Segment:
Assets managed by Investment Management and Advisory Services (in billions, as of end of period):
Institutional customers	$222.1	$179.9
Retail customers	92.7	79.1
General account	203.3	184.9

Total Investment Management and Advisory Services	$518.1	$443.9

Institutional Assets Under Management (in billions):
Gross additions, other than money market	$11.0	$10.5	$33.9	$23.1

Net additions, other than money market	$5.8	$4.9	$18.7	$6.4

Retail Assets Under Management (in billions):
Gross additions, other than money market	$4.1	$6.1	$15.7	$14.2

Net additions, other than money market	$1.2	$2.8	$5.2	$4.9

U.S. Individual Life and Group Insurance Division:

Individual Life Insurance Annualized New Business Premiums (3):
Variable life	$6	$3	$16	$12
Universal life	20	26	57	86
Term life	38	57	120	170

Total	$64	$86	$193	$268

Group Insurance Annualized New Business Premiums (3):
Group life	$84	$53	$364	$298
Group disability	26	57	134	217

Total	$110	$110	$498	$515

International Insurance and Investments Division:

International Insurance Annualized New Business Premiums (3) (4):
Actual exchange rate basis	$476	$354	$1,306	$1,015

Constant exchange rate basis:	$449	$357	$1,253	$1,029

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2010	2009	2010	2009
Closed Block Business Data:
Income Statement Data:
Revenues	$1,592	$1,548	$5,402	$3,513
Benefits and expenses	1,478	1,564	4,625	4,085

Income (loss) from continuing operations before income taxes	114	(16)	777	(572)
Income taxes	38	(8)	261	(208)

Closed Block Business income (loss) from continuing operations	76	(8)	516	(364)
Income from discontinued operations, net of taxes	1	—	1	—

Closed Block Business net income (loss)	77	(8)	517	(364)
Less: Income attributable to noncontrolling interests	—	—	—	—

Closed Block Business net income (loss) attributable to Prudential Financial, Inc.	$77	$(8)	$517	$(364)

Direct equity adjustment for earnings per share calculation (2)	(9)	(12)	(29)	(34)

Earnings available to holders of Class B Stock after direct equity adjustment - based on net income (loss)	$68	$(20)	$488	$(398)

Income (loss) from continuing operations per share of Class B Stock	$33.50	$(10.00)	$243.50	$(199.00)
Income from discontinued operations, net of taxes per share of Class B Stock	0.50	—	0.50	—

Net income (loss) per share of Class B Stock	$34.00	$(10.00)	$244.00	$(199.00)

Weighted average diluted shares outstanding during period	2.0	2.0	2.0	2.0

Closed Block Business Attributed Equity (as of end of period):
Total attributed equity	$1,539	$1,059
Per Share of Class B Stock	769.50	529.50
Attributed equity excluding accumulated other comprehensive income related to unrealized gains and losses on investments and pension/postretirement benefits	$1,396	$865
Per Share of Class B Stock	698.00	432.50
Number of Class B Shares at end of period	2.0	2.0

Consolidated Data:
Consolidated Income Statement Data:
Revenues	$9,962	$8,543	$30,308	$23,947
Benefits and expenses	8,222	7,695	26,024	23,106

Income from continuing operations before income taxes and equity in earnings of operating joint ventures	1,740	848	4,284	841
Income tax expense (benefit)	520	(153)	1,306	(318)

Income from continuing operations before equity in earnings of operating joint ventures	1,220	1,001	2,978	1,159
Equity in earnings of operating joint ventures, net of taxes	14	31	33	30

Income from continuing operations	1,234	1,032	3,011	1,189
Income from discontinued operations, net of taxes	8	—	6	26

Consolidated net income	1,242	1,032	3,017	1,215
Less: Loss attributable to noncontrolling interests	(2)	(50)	(1)	(44)

Net income attributable to Prudential Financial, Inc.	$1,244	$1,082	$3,018	$1,259

Net income attributable to Prudential Financial, Inc.:
Financial Services Businesses	$1,167	$1,090	$2,501	$1,623
Closed Block Business	77	(8)	517	(364)

Consolidated net income attributable to Prudential Financial, Inc.	$1,244	$1,082	$3,018	$1,259

Assets and Asset Management Information (in billions, as of end of period)
Total assets	$526.9	$475.5
Assets under management (at fair market value):
Managed by U.S. Retirement Solutions and Investment Management Division:
Asset Management Segment - Investment Management and Advisory Services	$518.1	$443.9
Non-proprietary assets under management	136.2	109.4

Total managed by U.S. Retirement Solutions and Investment Management Division	654.3	553.3
Managed by U.S. Individual Life and Group Insurance Division	13.0	12.1
Managed by International Insurance and Investments Division	82.8	75.5

Total assets under management	750.1	640.9
Client assets under administration	100.8	116.3

Total assets under management and administration	$850.9	$757.2

See footnotes on last page.

(1)	Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses that excludes “Realized investment gains (losses), net”, as adjusted, and related charges and adjustments; net investment gains and losses on trading account assets supporting insurance liabilities; change in experience-rated contractholder liabilities due to asset value changes; results of divested businesses and discontinued operations; earnings attributable to noncontrolling interests; and the related tax effects thereof. Adjusted operating income includes equity in earnings of operating joint ventures and the related tax effects thereof. Revenues and benefits and expenses shown as components of adjusted operating income, are presented on the same basis as pre-tax adjusted operating income and are adjusted for the items above as well.

Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of a hedging program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged, as well as gains and losses on certain investments that are classified as other trading account assets and debt that is carried at fair value.

Adjusted operating income does not equate to “Income from continuing operations” as determined in accordance with GAAP but is the measure of profit or loss we use to evaluate segment performance. Adjusted operating income is not a substitute for income determined in accordance with GAAP, and our definition of adjusted operating income may differ from that used by other companies. The items above are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses.

(2)	Net income for the Financial Services Businesses and the Closed Block Business is determined in accordance with GAAP and includes general and administrative expenses charged to each of the businesses based on the Company’s methodology for allocation of such expenses. Cash flows between the Financial Services Businesses and the Closed Block Business related to administrative expenses are determined by a policy servicing fee arrangement that is based upon insurance and policies in force and statutory cash premiums. To the extent reported administrative expenses vary from these cash flow amounts, the differences are recorded, on an after-tax basis, as direct equity adjustments to the equity balances of each business. The direct equity adjustments modify earnings available to holders of Common Stock and Class B Stock for earnings per share purposes. Earnings per share of Common Stock based on adjusted operating income of the Financial Services Businesses reflects these adjustments as well.

(3)	Premiums from new sales that are expected to be collected over a one year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Group disability amounts include long-term care products. Excess (unscheduled) and single premium business for the company’s domestic individual life and international insurance operations are included in annualized new business premiums based on a 10% credit.

(4)	Actual amounts reflect the impact of currency fluctuations. Foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 99 per U.S. dollar; Korean won 1040 per U.S. dollar. U.S. denominated activity is included based on the amounts as transacted in U.S. dollars.